Exhbit 99.1

QKL Stores Inc. Announces First Quarter 2011 Financial Results

-- 1Q11 Revenue Increased 24.1% to $101.3 million from $81.6 million in 1Q10--
-- 1Q11 Gross Profit Increased 24.6% to $18.1 million from $14.5 million in 1Q10 –

Daqing, China, May 16, 2011 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced its financial results for the first quarter ended March 31, 2011.

Mr. Zhuangyi Wang, Chairman and CEO, said, “We made a lot of progress in the first quarter with our store opening activity.  The opening of six new stores in the first quarter was our most active store opening quarter to date.  We have since opened another five stores in April which brings us close to completing our plan to open twelve new stores for the year.  While this has resulted in higher pre-opening expenses, we believe we are setting the stage for increased top and bottom line growth in the coming quarters.  We finished the first quarter operating a total of 49 stores, comprised of 33 supermarkets, 13 hypermarkets and 3 department stores.  As our new store opening plan slows for the remainder of the year, particularly in the second half, we expect our profitability to improve as we benefit from our new store sales, increased same store sales at existing stores and reduced store opening and promotional expenses.”

“We were also pleased with the improvement of our operating cash flows in the first quarter due to a reduction in inventory after the peak Chinese New Year season and a decrease in other receivables attributable to cash recovery from our vendors after the busy holiday season.  We are pleased with our execution in the first quarter and are setting the stage for increased top and bottom line growth in the coming quarters.”

First Quarter 2011 Financial Results
Revenue in the first quarter of 2011 increased 24.1% to $101.3 million from $81.6 million in the first quarter of 2010.  Revenue performance reflected the growth of 34 comparable stores, which are stores that have been open for at least one year before the beginning of the comparison period, or by January 1, 2010, as well as sales from the opening of 15 new stores since January1, 2010.  Same-store sales were approximately $84.1 million in the first quarter of 2011, an increase of 8.5% from $77.5 million in the first quarter of 2010.The 15 new stores opened since January 1, 2010 generated approximately $17.2 million in the first quarter of 2011.

Gross profit increased 24.6% year over year to $18.1 million, compared to $14.5 million in the prior year period.  Gross margin for the first quarter of 2011 was 17.9%, compared to 17.8% for the first quarter of 2010.  The increase in gross profit was primarily attributable to the increase in net sales over the prior year period.

Operating expenses increased 63.2% to $14.7 million compared to $9.0 million in the prior year period.
This was primarily a result of additional salary, rent and utility expenses, the hiring of more employees, and other operating costs related to the Company’s increased store count over the past year as well as from pre-opening expenses from six new stores opened in the 2011 first quarter. Operating income was $3.4 million, or 3.3% of sales, from $5.5 million, or 6.7% of total sales, in the first quarter of 2010.

First quarter 2011 net income was approximately $2.6 million, or $0.07 per diluted share, compared with $11.9 million, or $0.29 per diluted share, for the same period in 2010. Excluding changes in the fair value of warrants, adjusted net income for the three months ended March 31, 2011 was $2.6 million, or $0.07 per diluted share, compared to $4.1 million, or $0.10 per diluted share, in the period prior year.

As of March 31, 2011, the Company had $41.1 million in unrestricted cash, compared to $46.5 million as of March 31, 2010 and no debt or bank loans.

As of March 31, 2011, the Company operated 49 stores totaling 260,000 sq. meters compared to 38 stores totaling 164,000  sq. meters in the prior year period.  The Company opened 6 new store locations in the first quarter of 2011.

The number of weighted average shares outstanding used in the computation of diluted EPS (excluding the fair value of the warrants) decreased 8.2% to 37.0 million in the first quarter 2011 from 40.4 million in the first quarter 2010.

Net cash provided by operating activities for the 2011 first quarter was $25.5 million compared to $1.5 million in the prior year period. The increase in cash provided by operating activities primarily reflects net cash inflow caused by the decrease of inventories, and decrease of other receivables. The decrease of inventories was caused by reducing the inventory on hand after the peak Chinese New Year season. The decrease of other receivables is largely attributable to the recovery of money from vendors.

Conference Call
The Company will conduct a conference call to discuss its first quarter 2011 results on Monday, May 16, 2011 at 9:00 am ET. Listeners may access the call by dialing #1-719-325-2455. To listen to the live webcast of the event, please go to http://www.viavid.net.  Listeners may access the call replay, which will be available through May 23, by dialing #1-858-384-5517; conference ID: 8096663.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:	ICR, Inc. In U.S.:
Mike Li, Investor Relations	Bill Zima
+86-459-460-7987	+1-203-682-8233

(Financial Tables on Following Pages)
QKL STORES INC. AND SUBSIDIARIES
Income Statements

	(Unaudited)
	Three Months Ended March 31,
	2011	2010

Net sales	$101,311,096	$81,606,113
Cost of sales	83,215,616	67,079,999
Gross profit	18,095,480	14,526,114

Operating expenses:
Selling expenses	12,537,203	6,866,038
General and administrative expenses	2,203,617	2,167,258
Total operating expenses	14,740,820	9,033,296

Income from operations	3,354,660	5,492,818

Non-operating income (expense):
(Increase) decrease in fair value of warrants	-	7,801,649
Interest income	289,622	146,938
Interest expense	31,100	-
Total non-operating income	258,522	7,948,587

Income before income taxes	3,613,182	13,441,405

Income taxes	1,026,054	1,558,554

Net income	$2,587,128	$11,882,851

Comprehensive income statement:
Net income	$2,587,128	$11,882,851
Foreign currency translation adjustment	577,630	(128,127)
Comprehensive income statement	$3,164,758	$11,754,724

Weighted average number of shares outstanding:
Basic	29,768,444	29,558,976
Diluted	37,039,139	40,356,404

Earnings per share:

Basic	$0.09	$0.40
Diluted	$0.07	$0.29

QKL STORES INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Cash	$41,097,024	$17,460,034
Restricted cash	56,231	77,205
Accounts receivable	725,633	167,509
Inventories	36,352,254	44,467,265
Other receivables	16,940,826	28,236,397
Prepaid expenses	6,593,806	5,088,825
Advances to suppliers	2,241,538	3,740,327
Deferred income tax assets	604,887	508,617

Total current assets	104,612,199	99,746,179
Property, plant and equipment, net	28,021,579	24,792,149
Land use rights, net	756,495	748,533
Goodwill	44,142,196	43,863,929
Other assets	459,508	467,927

Total assets	$177,991,977	$169,618,717

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$38,966,162	$38,944,917
Cash card and coupon liabilities	13,530,112	10,814,546
Customer deposits received	1,048,743	1,495,059
Accrued expenses and other payables	12,550,831	9,883,282
Income taxes payable	2,400,231	2,365,931

Total current liabilities	68,496,079	63,503,735

Total liabilities	68,496,079	63,503,735

Shareholders’ equity
Common stock, $.001 par value per share, authorized 100,000,000 shares, issued and outstanding 29,769,590 and 29,743,811 shares at March 31, 2011 and December 31, 2010, respectively	29,770	29,744
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 7,269,549 and7,295,328 at March 31,2011 and December 31, 2010, respectively	72,695	72,953
Additional paid-in capital	90,927,009	90,710,619
Retained earnings – appropriated	6,012,675	6,012,675
Retained earnings	4,681,978	2,094,850
Accumulated other comprehensive income	7,771,771	7,194,141

Total shareholders’ equity	109,495,898	106,114,982

Total liabilities and shareholders’ equity	$177,991,977	$169,618,717

QKL STORES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	(Unaudited)
	Three Months Ended March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,587,128	$11,882,851
Depreciation – property, plant and equipment	1,299,885	1,182,186
Amortization	7,433	6,793
Share-based compensation	216,158	570,222
Deferred income tax	(93,043)	(106,549)
Change in fair value of warrants	-	(7,801,649)
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	(557,061)	106,019
Inventories	8,397,106	6,813,119
Other receivables	11,474,705	(6,000,627)
Prepaid expenses	(1,472,177)	524,309
Advances to suppliers	(281,833)	330,749
Accounts payable	(225,817)	(4,047,174)
Cash card and coupon liabilities	2,646,960	715,600
Customer deposits received	(455,801)	(3,074,499)
Accrued expenses and other payables	1,980,840	(413,901)
Income taxes payable	19,291	781,347
Net cash provided by operating activities	25,543,774	1,468,796

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,942,180)	(888,146)
Decrease of restricted cash	20,974	34,874
Net cash used in investing activities	(1,921,206)	(853,272)

Effect of foreign currency translation	14,422	800

Net increase in cash	23,636,990	616,324
Cash – beginning of period	17,460,034	45,912,798
Cash – end of period	$41,097,024	$46,529,122

Supplemental disclosures of cash flow information:
Interest received	157,048	146,936
Interest paid	$(31,100)	$-
Income taxes paid	991,754	964,883